UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Thrivent Church Loan and Income Fund

Address of Principal
Business Office:	625 Fourth Avenue South
Minneapolis, Minnesota 55415

Telephone Number:	(612) 844-4198

Name and Address of Agent
for Service of Process:	Michael W. Kremenak, Esq.
Thrivent Funds
625 Fourth Avenue South
Minneapolis, Minnesota 55415

With copies to:	George J. Zornada, Esq.
K&L Gates LLP
State Street Financial Center
One Lincoln Street
Boston, MA 02111-2950

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES ☒    NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Minneapolis, Minnesota on the 13th day of July, 2018.

THRIVENT CHURCH LOAN AND INCOME FUND

By:	/s/ David S. Royal
David S. Royal
President

Attest:	/s/ Michael W. Kremenak
Michael W. Kremenak
Secretary

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